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+--------+
| FORM 4 |                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                                 Washington, D.C. 20549
[_] Check this box if
    no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Price                       Thomas                            A.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                          2400 Bridgeway, Suite A-230
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                                   (Street)

      Sausalito,                      CA                              94965
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    Sonic Automotive, Inc.(SAH)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year                       08/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director     X  Officer             ___ 10% Owner    ___ Other
    ---             ---
                        (give title below)                       (specify below)
    Vice Chairman
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)         5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                 Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)                Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                         Owned at             Direct        Bene-
                         Day/    -----------------------------------------------       End of               (D) or        ficial
                         Year)                                                         Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price         (Instr. 3 and 4)     (I)           ship
                                                               (D)                                          (Instr. 4)    (Instr. 4)
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
Class A Common Stock    08/01/01   S             200,000       D         $21.90                                I       By self as
                                                                                                                       Trustee for
                                                                                                                       The Price
                                                                                                                       Trust
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Class A Common Stock    08/03/01   S             123,300       D         $22.4959                              I       By self as
                                                                                                                       Trustee for
                                                                                                                       The Price
                                                                                                                       Trust
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Class A Common Stock    08/07/01   S              76,700       D         $22.4901       1,384,393              I       By self as
                                                                                                                       Trustee for
                                                                                                                       The Price
                                                                                                                       Trust
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock    08/10/01   S               3,223(1)    D         $ 3.1027(1)       16,777              D
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

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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) This transaction was a private sale by Mr. Price to a family member pursuant to a previously-negotiated agreement.

          /s/ Thomas A. Price                  09/05/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.